Offer to Purchase for Cash
40,389,560 Shares of Common Stock
Including the Associated Rights to Purchase Preferred Stock
of
Openwave Systems Inc.
at
$8.30 Net Per Share
by
Oreo Acquisition Co., LLC
a jointly-owned subsidiary of
Harbinger Capital Partnerssm Master Fund I, Ltd.
and
Harbinger Capital Partnerssm Special Situations Fund, L.P.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 19, 2007, UNLESS THE OFFER IS EXTENDED

Oreo Acquisition Co., LLC, a Delaware limited liability company (“Purchaser”) and a jointly owned subsidiary of Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands corporation (the “Harbinger Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (the “Harbinger Special Situations Fund” and together with Purchaser, the Harbinger Master Fund, and their affiliates, “Harbinger”), is offering to purchase 40,389,560 of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of Openwave Systems Inc. (“Openwave” or the “Company”) and the associated rights issued under the Poison Pill (defined below) to purchase certain shares of Openwave preferred stock (the “Poison Pill Rights” and, together with the Common Stock, the “Shares”) (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares) at a price of $8.30 per Share, net to the seller in cash, without interest thereon, subject to proration and the other terms and conditions set forth in this Offer to Purchase (including any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER 40,389,560 SHARES, (II) THE POISON PILL RIGHTS ISSUED UNDER OPENWAVE’S POISON PILL (AS DEFINED BELOW) MUST HAVE BEEN REDEEMED OR OTHERWISE TERMINATED BY OPENWAVE’S BOARD OF DIRECTORS OR HARBINGER MUST BE SATISFIED IN ITS REASONABLE DISCRETION THAT THE POISON PILL RIGHTS (AS DEFINED BELOW) ARE OTHERWISE INAPPLICABLE TO THE OFFER AND PURCHASER, (III) OPENWAVE’S BOARD OF DIRECTORS MUST HAVE TAKEN ACTION SUCH THAT THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WOULD NOT, FOLLOWING CONSUMMATION OF THE OFFER, PROHIBIT OR RESTRICT ANY BUSINESS COMBINATION, AS DEFINED THEREIN, INVOLVING THE COMPANY AND PURCHASER OR ANY AFFILIATE OR ASSOCIATE OF HARBINGER AND (IV) THE MEMBERS OF OPENWAVE’S BOARD OF DIRECTORS AS OF THE DATE HEREOF MUST HAVE RESIGNED FROM THEIR RESPECTIVE DIRECTORSHIPS, AND PRIOR TO SUCH RESIGNATION MUST HAVE APPOINTED HARBINGER’S DESIGNEES AS THEIR REPLACEMENTS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS, AS DESCRIBED IN SECTION 14. THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING FINANCING OR ANY DUE DILIGENCE REVIEW.

FOR CERTAIN POSSIBLE EFFECTS OF THE OFFER ON THE INDEBTEDNESS OF THE COMPANY, SEE SECTION 8, “CERTAIN EFFECTS OF THE OFFER”. NOTWITHSTANDING THE POSSIBLE EFFECTS ON THE COMPANY’S INDEBTEDNESS, PURCHASER INTENDS TO CONSUMMATE THE OFFER IF ALL THE CONDITIONS TO THE OFFER ARE MET.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER, PASSED UPON ITS MERITS OR FAIRNESS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
CALL TOLL-FREE (800) 322-2885
Email:tenderoffer@mackenziepartners.com
The Dealer-Manager for the Offer is:

390 Park Avenue
New York, New York 10016
(212) 271-3593

IMPORTANT

Purchaser will accept for purchase any and all Shares (up to a total of 40,389,560 Shares) that are validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on Tuesday, June 19, 2007 or such later date and time to which the Purchaser extends the Offer pursuant to this Offer to Purchase (such date and time, as may be extended from time to time, the “Expiration Time”), subject to the terms and conditions set forth herein. The Poison Pill Rights are presently evidenced by the certificates for the Common Stock. However, in the future the Company may issue separate certificates representing the Poison Pill Rights. Until such time as any such separate certificates are issued, a tender by an Openwave stockholder of such stockholder’s shares of Common Stock will also constitute a tender of the Poison Pill Rights associated with such shares of Common Stock. After such time as separate certificates representing the Poison Pill Rights are issued, an Openwave stockholder who tenders shares of Common Stock into the Offer will also be required to tender the certificates representing the Poison Pill Rights associated with such shares of Common Stock. Unless the context requires otherwise, all references in this Offer to Purchase to “Shares” shall means shares of Common Stock and the Poison Pill Rights associated with such shares.

Any Openwave stockholder wishing to tender all or any portion of their Shares into the Offer should either (1) (a) complete and sign the Letter of Transmittal related to the Offer and accompanying this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions thereto, have their signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), and mail or otherwise deliver the Letter of Transmittal, together with the certificate or certificates representing the Shares tendered, and any other required documents to The Bank of New York (the “Depositary”) at the address set forth in the back cover of this Offer to Purchase or (b) in the case of a book-entry transfer, follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase and deliver an Agent’s Message (as defined below) and any other required documents to the Depositary, in each case prior to the Expiration Time or (2) request their broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any Openwave stockholder with Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if they desire to tender such Shares.

Any Openwave stockholder who desires to tender Shares and whose certificate(s) representing such Shares are not immediately available or who cannot comply in a timely manner with the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, or who cannot deliver all required documents to the Depositary prior to the Expiration Time, may tender such Shares by submitting a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying this Offer to Purchase (the “Notice of Guaranteed Delivery”) and following the procedures for guaranteed delivery, as described in Section 3 of this Offer to Purchase.

A SUMMARY TERM SHEET DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 3 OF THIS OFFER TO PURCHASE AND IS FOLLOWED BY A QUESTIONS AND ANSWERS SECTION ON PAGES 4 THROUGH 8. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) or Thomas Weisel Partners LLC (the “Dealer Manager”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other related materials may be obtained from the Information Agent or Dealer Manager. Stockholders may also contact their broker, dealer, bank, trust company or other nominee for copies of these documents.

i

ii

SUMMARY TERM SHEET

This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the Offer described herein, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the documents incorporated by reference or otherwise referred to herein. Unless the context indicates otherwise, we will use the terms “us,” “we” and “our” in this Offer to Purchase to refer to Purchaser and, where appropriate, Harbinger. This summary term sheet includes cross-references to sections of this Offer to Purchase that contain more complete descriptions of the topics discussed in this summary term sheet. See Section 1, “Terms of the Offer”, for a more detailed description of the Offer.

Parties to the Offer	Purchaser is offering to purchase 40,389,560 Shares of Openwave (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares) which are validly tendered and not properly withdrawn prior to the Expiration Time (subject to proration as described herein) for $8.30 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. Purchaser was formed by the Harbinger Master Fund and the Harbinger Special Situations Fund solely for the purpose of acquiring the Shares pursuant to the Offer. See Section 10, ‘‘Certain Information Concerning Purchaser and Harbinger”.

Purpose of the Offer	The purpose of the Offer is to acquire control of Openwave, to return cash held by Openwave to its stockholders, and to return the Company to its former position as a rapidly growing software development company. These initiatives are contingent upon the combination of BridgePort with Openwave. See Section 2, “Purpose of the Offer, Plans for the Company”.

Following consummation of the Offer, we intend to recommend to Openwave’s new Board of Directors that, subject to its fiduciary duties, it cause Openwave to (i) assume the CEO Employment Agreement (as defined in Section 2) to retain Mike Mulica, currently the CEO of BridgePort and formerly a leader of Openwave, to serve as the new CEO of Openwave and (ii) assume the BridgePort Merger Agreement (as defined in Section 2) to combine BridgePort with Openwave. See Section 2, “Purpose of the Offer; Plans for the Company”.

Special Dividend	Harbinger plans to recommend to the Board that, subject to its fiduciary duties, it cause Openwave to pay an initial dividend of the excess cash on its balance sheet and to make other material changes in its corporate structure and business. In addition, we believe the product portfolio rationalization for possible divestiture of non-core assets provides an opportunity for a subsequent dividend. See Section 2, “Purpose of the Offer; Plans for the Company — Special Dividend”.

Expiration of the Offer	The Offer expires at 12:00 midnight, New York City time, on Tuesday, June 19, 2007 or such later date and time to which Purchaser extends the Offer pursuant to this Offer to Purchase. See Section 1, “Terms of the Offer”.

Conditions to the Offer	The Offer is subject to the various conditions described in Section 14, including without limitation, the following, having been satisfied or waived by Purchaser prior to the Expiration Time:

• there be validly tendered, in accordance with the terms of the Offer and not withdrawn prior to the expiration thereof, 40,389,560 Shares (the “Minimum Condition”);

  • Openwave’s Board of Directors (the “Board”) must have taken action such that the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) would not, following consummation of the Offer, prohibit or restrict any business combination (as defined in Section 203) involving the Company and Purchaser or any affiliate or associate of Harbinger (the “DGCL 203 Condition”);

  • the Poison Pill Rights issued and outstanding under the Rights Agreement, dated August 8, 2000 (the “Poison Pill Rights Plan”), between Phone.com (Openwave’s predecessor-in-interest) and U.S. Stock Transfer Corporation must have been redeemed by the Board, or Harbinger must be satisfied in its reasonable discretion that the Poison Pill Rights are otherwise inapplicable to the Offer, Purchaser or any affiliate or associate of Harbinger (the “Poison Pill Condition”);

  • all of the members of the Board as of the date hereof must have resigned from their respective directorships, and prior to such resignation must have appointed Harbinger’s designees as their replacements (the “Board Resignation Condition”); and

• the CEO Employment Agreement must have been executed by Purchaser and Mike Mulica (the “CEO Employment Agreement Condition”).

The Offer is also subject to other conditions. See Section 14, “Conditions to the Offer”. The Offer is not conditioned upon our obtaining financing or conducting any due diligence review.

Ability to Extend the Offer	The Offer may be extended by Purchaser, in its sole discretion, on one or more occasions beyond the then-scheduled Expiration Time:

• if any of the conditions to the Offer have not been satisfied or waived as of such time;

  • for any period as may be required by applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), The Nasdaq Global Select Market (“Nasdaq”) or any other stock exchange or automated quotation system that is applicable to Openwave or the Offer; or

• for any period as may be required by applicable law.

See Section 1, “Terms of the Offer” and Section 14, “Conditions to the Offer”.

Ability to Withdraw Tendered Shares	Any or all Shares tendered by you may be withdrawn at any time prior to the Expiration Time and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after Friday, July 20, 2007. See Section 4, “Withdrawal Rights”.

Certain Effects of the Offer	If the Offer is consummated, we do not expect that it would affect the listing of the Shares on Nasdaq or the their registration with the SEC. However, there is a risk that the Offer, if consummated, would cause the number of stockholders and the number of Shares that are still in the hands of the public to be so small that there no longer will be an active public trading market for the Shares and may result in the Shares no longer trading on Nasdaq or any other national securities exchange or over-the-counter market.

However, even if the public float for the Shares is reduced to the point that Openwave may cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly-held companies, we intend to recommend to the new Board that, subject to its fiduciary duties, it cause Openwave to continue to file the periodic reports required by Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a period of two years following consummation of the Offer whether or not the Shares are listed.

See Section 8, “Certain Effects of the Offer”.

Appraisal Rights	No appraisal rights will be available in connection with the Offer.

QUESTIONS AND ANSWERS

Purchaser is offering to purchase 40,389,560 Shares of Openwave (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares) which are validly tendered and not withdrawn prior to the Expiration Time (subject to proration as described herein) for $8.30 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some of the questions you may have as a stockholder of Openwave, and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. Unless the context indicates otherwise, we will use the terms “us,” “we” and “our” in this Offer to Purchase to refer to Purchaser and, where appropriate, Harbinger.

WHO IS OFFERING TO BUY MY SHARES?

Harbinger Master Fund, Harbinger Special Situations Fund and their affiliates currently own 11,110,000 Shares. Purchaser is a Delaware limited liability company that is jointly owned by the Harbinger Master Fund and the Harbinger Special Situations Fund, and was formed for the sole purpose of acquiring the Shares pursuant to the Offer. Purchaser has carried on no activities other than in connection with the Offer. See “Introduction” and Section 10, “Certain Information Concerning Purchaser and Harbinger”.

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

We are seeking to purchase 40,389,560 Shares of Openwave (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares) which are validly tendered and not properly withdrawn prior to the Expiration Time, along with the Poison Pill Rights to purchase preferred stock associated with such Shares and issued under Openwave’s Poison Pill Rights Plan. See “Introduction” and Section 1, “Terms of the Offer”.

WHAT WILL HAPPEN IF MORE THAN 40,389,560 SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION TIME?

If more than 40,389,560 Shares are validly tendered and not properly withdrawn prior to the Expiration Time, we will accept for payment and pay for only 40,389,560 of the Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to or on the Expiration Time.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

We are offering to pay $8.30 per Share (subject to proration as described herein), net to you in cash, and without interest. If you are the record owner of your Shares and you tender them to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction” and Section 1, “Terms of the Offer”.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE THE PAYMENT?

Yes. The funds to be used to purchase the Shares tendered into the Offer will be provided to Purchaser by the Harbinger Master Fund and/or the Harbinger Special Situations Fund. The Offer is not conditioned upon any financing arrangements. See Section 11, “Source and Amount of Funds”.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER INTO THE OFFER?

We do not believe that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because, among other things, the Offer consideration consists solely of cash and we have the financial resources necessary to complete the Offer, which is not subject to any financing condition. See Section 10, “Certain Information Concerning Purchaser and Harbinger.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 12:00 midnight, New York City time, on Tuesday, June 19, 2007 (or such later date and time to which Purchaser may extend the Offer, as described herein), to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender of your Shares by such time, you may be able to use the guaranteed delivery procedure described in this Offer to Purchase. See Section 3, “Procedures for Tendering Shares”.

CAN THE OFFER BE EXTENDED AND, IF SO, UNDER WHAT CIRCUMSTANCES?

Purchaser may extend the Offer, in its sole discretion, on one or more occasions beyond the then-scheduled Expiration Time, (i) if any of the conditions to the Offer have not been satisfied or waived as of such time, (ii) for any period as may be required by applicable rules and regulations of the SEC or Nasdaq or any other stock exchange or automated quotation system that is applicable to Openwave or the Offer, or (iii) for any period as may be required by applicable law.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the date on which the Offer was scheduled to expire. See Section 1, “Terms of the Offer”.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

The Offer and our obligation to purchase any Shares thereunder is subject to the conditions described in Section 14 having been satisfied or waived by Purchaser prior to the Expiration Time, including, without limitation:

•	there must have be validly tendered, in accordance with the terms of the Offer and not properly withdrawn, 40,389,560 Shares;

•	Openwave’s Board must have taken action such that the provisions of Section 203 of the Delaware General Corporation Law would not, following consummation of the Offer, prohibit or restrict any business combination involving the Company and Purchaser or any affiliate or associate of Harbinger;

•	Openwave’s Board must have redeemed the Poison Pill Rights issued and outstanding under Openwave’s Poison Pill, or Harbinger must be satisfied in its reasonable discretion that the Poison Pill Rights are otherwise inapplicable to the Offer, Purchaser or any affiliate or associate of Harbinger;

•	the members of Openwave’s Board as of the date hereof must have resigned from their respective directorships, and prior to such resignation must have appointed Harbinger’s designees as their replacements; and

•	the CEO Employment Agreement must have been executed by Purchaser and Mike Mulica.

The Offer is also subject to other conditions. See Section 14. The Offer is not conditioned upon our obtaining financing or conducting any due diligence review.

ARE THERE ANY CONSEQUENCES OF THE OFFER UNDER OPENWAVE’S DEBT DOCUMENTS OR OTHER MATERIAL AGREEMENTS OF WHICH I SHOULD BE AWARE?

If we become the owner of more than 50% of the outstanding Shares, including as a result of the consummation of the Offer, we may trigger “Change in Control” provisions in certain agreements to which Openwave is a party, including the Indenture for Openwave’s 2.75% Convertible Notes due 2008 which would require Openwave to repurchase the Notes at 100% of par value. We believe that Openwave has sufficient available cash to effect this repurchase and we expect Openwave to do so. Certain employment agreements with Openwave’s Chief Executive Officer and certain other executive officers of Openwave may also have “Change in Control” provisions which may be triggered. See Section 8, “Certain Effects of the Offer”.

WHAT ARE YOUR PURPOSES FOR THE OFFER AND PLANS FOR THE COMPANY AFTER THE OFFER IS CONSUMMATED?

The purpose of the Offer is to acquire 40,389,560 Shares of Openwave (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares), and thereby acquire control of Openwave, to return cash held by Openwave to its stockholders, and to return the Company to its former position as a rapidly growing software development company. The Offer provides immediate liquidity for those stockholders who are concerned with Openwave’s recent performance and its stock price and would rather receive cash currently, while also providing the opportunity for those stockholders who, like us, believe in Openwave’s long-term prospects under new management, to continue to hold an equity investment in the Company. In the long term, we believe that Openwave, if combined with BridgePort, could once again be a leader in telecommunications software.

Following consummation of the Offer, we intend to recommend to Openwave’s new Board of Directors that, subject to its fiduciary duties, it cause Openwave to (i) assume the CEO Employment Agreement (as defined in Section 2) to retain Mike Mulica, currently the CEO of BridgePort Networks, Inc. and formerly a leader of Openwave, to serve as the new CEO of Openwave and (ii) assume the BridgePort Merger Agreement (as defined in Section 2) to combine BridgePort into Openwave. Section 2, “Purpose of the Offer; Plans for the Company”.

As discussed in Section 2, “Purpose of the Offer; Plans for the Company — Special Dividend”, Harbinger plans to recommend to the Board the payment of an initial dividend of the excess cash on the Company’s balance sheet and make other material changes in the Company’s corporate structure and business. In addition, we believe the product portfolio rationalization for possible divestiture of non-core assets provides an opportunity for a subsequent dividend.

WHAT IS THE POSITION OF OPENWAVE’S BOARD REGARDING THE OFFER?

Openwave is not a party to any agreement or arrangement with us with respect to the Offer or the purchase of any Shares, and its Board has not yet announced its position or publicly commented on the Offer. Openwave is required under the Exchange Act to file a solicitation / recommendation statement on Schedule 14D-9 within ten business days after the filing of this Offer to Purchase on Schedule TO with the SEC, pursuant to which its Board will state its recommendation to the Openwave stockholders whether to accept or reject the Offer (or that it expresses no opinion and is remaining neutral toward the Offer or that it is unable to take a position with respect to the Offer), and the reasons for that position.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver, prior to the Expiration Time, the certificate or certificates representing such Shares, together with a properly completed and duly executed Letter of Transmittal, any required signature guarantees and any other required documents to the Depositary, at the address set forth in the back cover of this Offer to Purchase not later than the Expiration Time. If you hold Shares in street name through a nominee that is a participant in the Depositary Trust Company’s (“DTC”) system, your nominee may be able to tender such Shares through a book-entry transfer to the Depositary’s account at DTC. If you cannot deliver something that is required to be delivered to the Depositary by the Expiration Time, you may have a limited amount of extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq trading days; for such a tender to be valid, however, the Depositary must receive the missing items within such three trading day period. See Section 3, “Procedures for Tendering Shares”.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You can withdraw any Shares tendered by you at any time up to the Expiration Time. In addition, if we have not agreed to accept your Shares for payment, you can withdraw them at any time after Friday, July 20, 2007. See Section 4, “Withdrawal Rights”.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares that you previously tendered, you must deliver to the Depositary a written notice of withdrawal (which may be a facsimile), together with any other required information and documentation, prior to the Expiration Time. See Section 4, “Withdrawal Rights”.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal, we will, promptly after the Expiration Time, accept for payment and pay for all Shares (up to a total of 40,389,560 Shares) validly tendered and not properly withdrawn prior to the Expiration Time. We will pay for such Shares by depositing the purchase price with the Depositary, who will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for any tendered Shares will be made only after timely receipt by the Depositary of a certificate or certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares), a properly completed and duly executed Letter of Transmittal and any other required signature guarantees for such Shares. See Section 5, “Acceptance for Payment and Payment”.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

Unless at least 40,389,560 Shares are validly tendered and not properly withdrawn prior to the Expiration Time, the Minimum Condition will not be satisfied and (unless such condition is waived by us, which we do not currently intend to do) the Offer will not be consummated. If the Offer is not consummated, we believe that Openwave’s business will continue to deteriorate under existing management and the current Board. We believe that such deterioration may result in Openwave’s entire business being sold at a price that does not represent its potential value or that Openwave’s stockholders will otherwise not be allowed to realize the upside potential that we believe will exist if the Offer is consummated and we implement our plans for the Company and its business.

If the Offer is consummated, we do not expect that it would affect the listing of the Shares on Nasdaq or their registration with the SEC. However, there is a risk that the Offer, if consummated, would cause the public float for the Openwave Shares to be so small that there would be no public trading market for the Shares and may result in the Shares no longer trading on Nasdaq or any other national securities exchange or over-the-counter market. We believe that this risk is relatively small because the Offer will leave approximately 38% of the Shares with stockholders other than Harbinger, allowing for what we believe will be an adequate public float. However, even if the public float for the Openwave Shares is reduced to the point that the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly-held companies, we intend to recommend to the new Board that, subject to its fiduciary duties, it cause Openwave to continue to file the periodic reports required by Section 13(a) of the Exchange Act for a period of two years following consummation of the Offer. See Section 8, “Certain Effects of the Offer”, and Section 2, “Purpose of the Offer; Plans for the Company”.

ARE APPRAISAL RIGHTS AVAILABLE IN CONNECTION WITH THE OFFER?

No appraisal rights are available in connection with the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On Monday, May 21, 2007, the last trading day before we commenced the Offer, the closing trading price of the Shares as reported on Nasdaq was $8.65 per Share which is greater than the Offer price of $8.30 per Share. We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See Section 7, “Price Range of the Shares”.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES?

The receipt of cash by Openwave stockholders for their Shares tendered into the Offer will be a taxable transaction to such stockholders for United States Federal income tax purposes. In general, an Openwave stockholder who tenders Shares into the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares tendered into the Offer. If the Shares tendered or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will constitute a capital gain or loss for U.S. federal income tax purposes. In general, capital gains recognized by an individual in respect of Shares held for more than one year will be subject to a maximum U.S. federal income tax rate of 15%. See Section 6, “Certain United States Federal Income Tax Consequences”.

WHO CAN I CONTACT WITH QUESTIONS ABOUT THE OFFER?

MacKenzie Partners, Inc. is the Information Agent for the Offer, and you can contact them at (800) 322-2885 (toll free) or at the address set forth on the back cover of this Offer to Purchase.

Thomas Weisel Partners LLC is the Dealer Manager for the Offer, and you can contact them at (212) 271-3593 or at the address set forth on the back cover of this Offer to Purchase.

INTRODUCTION

Purchaser is offering to purchase 40,389,560 Shares of Openwave (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares) which are validly tendered and not properly withdrawn prior to the Expiration Time (subject to proration as described herein) for $8.30 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. Purchaser was formed by the Harbinger Master Fund and the Harbinger Special Situations Fund solely for the purpose of acquiring the Shares pursuant to the Offer. Unless the context indicates otherwise, we will use the terms “us,” “we” and “our” in this Offer to Purchase to refer to Purchaser and, where appropriate, Harbinger.

Any Openwave stockholder who tenders Shares registered in their own name and who tenders directly to the Depositary for the Offer will not be obligated to pay brokerage fees, commissions or transfer taxes (except as described in Instruction 6 of the Letter of Transmittal), as a result of Purchaser’s purchase of such Shares pursuant to the Offer. Any Openwave stockholder who holds Shares through a broker, dealer, commercial bank, trust company or other nominee should check with such institution as to whether they will charge any service fee in connection with tendering such Shares into the Offer. Purchaser will pay all fees and expenses of Thomas Weisel Partners LLC, as financial advisor and Dealer Manager (the “Dealer Manager”), the Depositary and Information Agent incurred in connection with the Offer. See Section 16, “Fees and Expenses”.

The Offer is conditioned upon, among other things, satisfaction or waiver by Purchaser of the conditions described in Section 14, including without limitation, the Minimum Condition, the DGCL 203 Condition, the Poison Pill Condition, the Board Resignation Condition and the CEO Employment Agreement Condition. See Section 14, “Conditions to the Offer”.

Certain United States Federal income tax consequences of tendering Shares into the Offer are described in Section 6, “Certain United States Federal Income Tax Consequences”.

The Shares are registered under the Exchange Act. Accordingly, Openwave is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Openwave’s directors and officers, their remuneration, stock options and other matters, the principal holders of Openwave’s securities and any material interest of such persons in transactions with Openwave is required to be disclosed in the Company’s proxy statements distributed to its stockholders and filed with the SEC. Such reports, proxy statements and other information is available for inspection at the public reference facility of the SEC at 100 F Street, N.E., Washington, DC 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Openwave’s filings are also available to the public on the SEC’s internet site, http://www.sec.gov. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

Except as otherwise stated in this Offer to Purchase, the information concerning Openwave contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although Purchaser has no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, Purchaser takes no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Openwave to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

FORWARD LOOKING STATEMENTS

This Offer to Purchase contains, in addition to historical information, forward-looking statements. Forward-looking statements made in this Offer to Purchase are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects”, “intends”, “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offer and our plans with respect to Openwave, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Openwave, economic and market factors and the industry in which Openwave does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while Harbinger believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this Offer to Purchase and the material accompanying this Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this Offer to Purchase are made as of the date on the front cover of this Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

THE OFFER

1.	Terms of the Offer

General.  Purchaser is offering to purchase 40,389,560 Shares of Openwave (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares) which are validly tendered and not properly withdrawn prior to the Expiration Time (subject to proration as described herein) for $8.30 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. Purchaser was formed by the Harbinger Master Fund and the Harbinger Special Situations Fund solely for the purpose of acquiring the Shares pursuant to the Offer. To the extent more than 40,389,560 Shares are validly tendered and not properly withdrawn in the Offer, we will purchase 40,389,560 of such Shares in the Offer on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional Shares) based on the number of Shares properly tendered and not withdrawn by each stockholder prior to the Expiration Time. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedure described under Section 3), Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least five business days after the Expiration Time. Preliminary results of the proration will be announced by a press release as promptly as practicable after the Expiration Time. Stockholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may also be able to obtain such proration information from their brokers. Tendering stockholders will not receive payment for Shares accepted for payment pursuant to the Offer, or Share certificates for Shares returned as a result of proration or otherwise, until the final proration factor is known.

This Offer to Purchase, the related Letter of Transmittal and other relevant materials are being mailed by Purchaser to registered holders of Shares, and Purchaser will furnish such materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders that Harbinger previously obtained from Openwave to facilitate its solicitation of proxies in connection with Openwave’s annual stockholder meeting on January 17, 2007 or, if applicable, such persons who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares. In addition, Harbinger, as a registered holder of Shares, intends to submit a written demand to Openwave under Section 220 of the DGCL, requesting access to Openwave’s current stockholder list and security position listing for the purposes of mailing the Offer to Purchase (and the related Letter of Transmittal and other relevant materials) to any registered holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such list or lists but did not appear on the stockholder list obtained by Harbinger in January 2007. Purchaser will also mail the Offer to Purchase (and the related Letter of Transmittal and other relevant materials) to any holder of Shares who requests such materials.

Conditions to the Offer.  Purchaser expressly reserves the right to waive any of the conditions to the Offer, which are described in Section 14. In the event that all such conditions, including, without limitation, the Minimum Condition, the DGCL 203 Condition, the Poison Pill Condition, the Board Resignation Condition and the CEO Employment Agreement Condition, have not been satisfied or waived at the Expiration Time, Purchaser shall not be obligated to accept for payment or pay for any Shares tendered into the Offer and may delay acceptance for payment of such Shares or may terminate the Offer.

Expiration of the Offer.  Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, Purchaser will accept for payment and pay for any and all Shares (up to 40,389,560 total Shares) validly tendered prior to the Expiration Time (12:00 midnight, New York City time, on Tuesday, June 19, 2007 or such later date and time to which Purchaser extends the Offer pursuant to this Offer to Purchase) and not withdrawn in accordance with Section 4 of this Offer to Purchase.

Extensions of and Amendments to the Offer.  Purchaser may extend the Offer, in its sole discretion, on one or more occasions beyond the then-scheduled Expiration Time:

(a) if any of the conditions to the Offer have not been satisfied or waived as of such time;

(b) for any period as may be required by applicable rules and regulations of the SEC, Nasdaq or any other stock exchange or automated quotation system that is applicable to Openwave or the Offer; or

(c) for any period as may be required by applicable law.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which requires the prompt dissemination of material changes to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Business Wire. As used in this Offer to Purchase, “business day” refers to any day, other than Saturday, Sunday or a United States Federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional Offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following a material change in the terms thereof or in the information concerning the Offer, other than a change in the price or the percentage of Shares sought, would depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of Shares sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

2.	Purpose of the Offer; Plans for the Company

Purpose of the Offer.  The purpose of the Offer is to acquire 40,389,560 Shares of Openwave (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares), and thereby acquire control of Openwave, to return cash held by Openwave to its stockholders, and to return the Company to its former position as a rapidly growing software development company. The Offer provides immediate liquidity for those stockholders who are concerned with Openwave’s recent performance and its stock price, while also providing the opportunity for those stockholders who, like us, believe in Openwave’s long-term prospects under new management, to continue to hold an equity investment in the Company.

Plans for the Company.  Following consummation of the Offer, Harbinger also plans to recommend certain material changes to the present management of the Company. As described more fully in Section 14, a condition to the Offer is that the members of the current Board resign and appoint Harbinger’s designees as their replacements. Following such replacement of the entire Board, Harbinger intends to recommend to the new Board that, subject to its fiduciary duties, it make certain material changes in the present management of the Company, including replacing certain executive officers of Openwave including the Chief Executive Officer. Harbinger and BridgePort Networks, Inc. (“BridgePort”) have entered into an Agreement and Plan of Merger (the “BridgePort Merger Agreement”) which is conditioned upon, among other things, the success of the Offer and certain actions of the Openwave Board. Harbinger and Mike Mulica, BridgePort’s Chief Executive Officer, have agreed that they intend that Mr. Mulica will serve as Openwave’s President and Chief Executive Officer following the consummation of the Offer and the merger between Openwave and BridgePort pursuant to the BridgePort Merger Agreement (the “Merger”). Prior to the expiration of the Offer, Harbinger and Mr. Mulica expect to finalize an employment agreement which will be assignable to Openwave, and following consummation of the Offer, Harbinger will take action to recommend to the new Board that, subject to its fiduciary duties, it appoint Mike Mulica as the President and Chief Executive Officer of Openwave contingent upon consummation of the Merger. The Offer is conditioned upon the execution of a definitive agreement between Purchaser and Mr. Mulica (the ‘‘CEO Employment Agreement”). However, the Offer is not conditioned upon assumption of the CEO Employment Agreement by Openwave, because whether Openwave assumes the CEO Employment Agreement following consummation of the

Offer will be determined by the new Board based on a review of the agreement and the exercise of its fiduciary duties.

Mr. Mulica has over 20 years of experience in software and technology with extensive experience building enterprise value within the telecommunications sector. Mr. Mulica is known for creating and building new markets through the synthesis of technology and market strategy with an expert understanding from a technical, financial and operations standpoint. Prior to joining BridgePort, Mr. Mulica was Senior Vice President of Worldwide Customer Operations for Openwave Systems Inc, from October 1999 to August 2003. During Mr. Mulica’s tenure, Openwave grew its revenue to almost $600 million in run-rate by Q4 of 2001, from $230 million run-rate in Q4 2000. He was instrumental in targeting and leading over 15 key acquisitions including the $8 billion acquisition of Software.com. As Chief Executive Officer of BridgePort, Mr. Mulica is leading a next generation telecom software company backed by top-tier venture capital companies. We believe that Mr. Mulica is uniquely qualified to lead the turnaround and rebuilding of Openwave.

With our help, we believe that Openwave can create stockholder value by reinvigorating product sales, returning to license growth, and divesting non-core product lines. We believe that Openwave can be positioned to be a leader in voice, messaging, and data applications for wireless and wireline operators through the combination of its existing product portfolio and the integration of BridgePort’s fixed mobile convergence (“FMC”) solution. BridgePort Networks is a leader in this market and we believe that if it is combined with Openwave’s product portfolio, BridgePort can help Openwave lead the next generation of market growth. In our view, the next significant software market opportunity for both wireless and wireline operators is converged messaging. This market is emerging as operators transition to Internet Protocol Multimedia Subsystem (“IMS”) infrastructure and applications and converged messaging is the lead application driving this network transition. Openwave is currently one of BridgePort’s most significant business partners and the two are actively selling a joint converged messaging product. This solution is deployable today as an enhancement for existing Openwave customers and does not require IMS to be installed. However, this solution provides a bridge for the telecommunications providers into their future IMS deployments, helping them use market adoption of these applications to justify the cost of IMS.

We believe that BridgePort’s products will serve as a catalyst to move much of Openwave’s established and new product portfolio into an integrated set of applications for voice, messaging, and data that will help secure the Company’s leadership position for the next generation of operator offerings. The FMC application not only provides a defense for wireline operators against encroaching voice-over-internet protocol (“VoIP”) services but also enables a key element of the future plans: a single phone number integrating wireless and fixed line/VoIP services. The combined solution both reinforces and securely extends the operators’ franchise to the PC. We believe that this combination, integrated with Openwave’s position in mobile multimedia messaging, web based email, Internet Protocol voicemail and recent acquisition of SoloMio, provides a robust set of new high-growth messaging applications to sell to existing and new customers. A key to converged messaging market leadership will be through a rich intellectual property portfolio. Openwave and BridgePort have fundamental patents on essential Intellectual Property in this area providing a strongly defensible product position.

We are seeking to revitalize Openwave and return it to the thought and product leadership position it was once known for. In connection with BridgePort’s negotiations with Harbinger regarding the BridgePort Merger Agreement, BridgePort consulted with an international group of industry veterans led by David Hose and including other former Openwave executive management team members who built the Company into one of the most important players in the telecommunications software industry. Mr. Hose is a leading innovator in the telecom industry with over twenty years of software and telecom experience. He was employed by Openwave from 2002 to 2004 in various roles including Chief Development Officer and General Manager of the Client Business. Prior to Openwave Mr. Hose was founder and CEO of SignalSoft, a Nasdaq-listed company, which was acquired by Openwave in August 2002.

BridgePort has not disclosed to Harbinger any non-public information concerning Openwave or BridgePort’s business relationship with Openwave and all information discussed in this Offer to Purchase concerning the proposed intentions, plans, strategies and transactions concerning or involving the Purchaser, Harbinger, Openwave and BridgePort are solely the responsibility of Purchaser. BridgePort is not a party to this Offer. Since Harbinger’s research is limited to publicly available information, our strategies and plans for the Company might change after we have access to information inside the Company. Based on this research, we are recruiting a seasoned management team associated with earlier success of the Company and highly regarded by the Company’s customers. We have developed strategies designed to put the Company on a path toward growth and profitability. As one of Openwave’s largest stockholders, we are concerned that no change in management or the Board of Directors will result in continued and irreversible deterioration of the business or a sale of the entire business at a price which does not represent the potential value of Openwave.

We have specific business plans that we intend to recommend to the new Board that, subject to its fiduciary duties, applicable law and the Company’s contractual obligations, it cause Openwave to implement upon consummation of the Offer. Such plans include, subject to change and without limitation, the following:

•	Establish a unified and focused vision for Openwave’s overall product offering with its most strategic core products. We intend to develop a coherent business, market, and technology strategy focusing on its core products, and to more clearly communicate to its customers that an investment in Openwave’s products can be leveraged across multiple applications utilizing those core products and their future product generations. We believe that Openwave needs to return to license revenue growth, with a resulting higher margin mix to generate a higher valuation multiple of sales. The key is to leverage the current customers and cash flow of Openwave’s gateway, email and other messaging product lines into a new growth category: the convergence of fixed wireline and wireless voice, messaging and data services.

•	Rationalize non-core and underperforming product lines and reduce quarterly operating expenses. Many of the Company’s aging lower-margin products no longer warrant continued investment, and allocation of resources to such products prevents management, sales organization, and R&D employees from properly developing and selling new products. We believe that the Company should apply a specific set of operating metrics to measure the commercial viability of all current and planned products and divest any products not strategic to the vision for the Company. Given the recent decline in revenue and the time required to see operating results from new management, we believe there must be some contribution to margins generated by reductions in operating costs. We believe that the Company can achieve this through general and administrative cost reductions and remain committed to innovation through continued R&D investment. A properly aligned cost structure will lead to improved profitability, a more stable work environment with better morale, and investor confidence.

•	Consummation of the BridgePort Merger. Upon consummation of the Offer, we intend to recommend to the new Board that, subject to its fiduciary duties, it effect a business combination of Openwave and Bridgeport by causing Openwave to assume our obligations under the BridgePort Merger Agreement and consummate the Merger.

The BridgePort Merger Agreement contemplates that, following consummation of the Offer and assumption of the BridgePort Merger Agreement by Openwave:

•	Openwave would acquire BridgePort for $45,000,000 in value based upon an $8.30 Openwave share price. In the Merger, Openwave would issue approximately 4,864,420 Shares of Openwave, representing approximately 5.6% of the then outstanding Shares. In limited circumstances, Openwave may be required to pay cash to certain BridgePort shareholders instead of issuing Openwave shares, but not in excess of $2,000,000. Approximately 4,840,000 Shares of Openwave issued pursuant to the Merger will be subject to an initial 12 month lockup period after which, one-third of such shares can be sold in the six months after the initial 12 months, up to two-thirds (inclusive of the prior one-third) of such shares can be sold in the next six month period and all of such shares can be sold two years after the Merger date. These Shares will also have customary piggyback registration rights in the event Openwave registers Shares on behalf of Harbinger.

•	Pursuant to the Merger, options to purchase shares of BridgePort stock would be converted into options to purchase approximately 593,000 Shares of Openwave (representing approximately 0.7% of the then outstanding Shares of Openwave).

•	Following consummation of the Merger, we would propose to the Board that it expand its size to 9 directors, with 2 directors to be designated by certain BridgePort stockholders, 1 director to be the CEO of Openwave and 6 directors to be designated by Harbinger.

Consummation of the Merger is conditioned upon, among other things, our satisfactory due diligence investigation with respect to BridgePort and the express assumption of the BridgePort Merger Agreement by Openwave. The BridgePort Merger Agreement also contemplates that in the event the BridgePort Merger Agreement is terminated, under certain circumstances, Harbinger would pay a termination fee of $2,000,000 to BridgePort. If the BridgePort Merger Agreement is terminated because the Openwave Board has not assumed the BridgePort Merger Agreement within 30 days after consummation of the Offer and the other conditions to the BridgePort Merger are then satisfied or capable of being satisfied, Harbinger would pay a termination fee of $5,000,000 to BridgePort.

The BridgePort Merger Agreement also contains customary representations and warranties, covenants and indemnities of the parties. In addition, pursuant to the BridgePort Merger Agreement, Harbinger has agreed to indemnify BridgePort and its affiliates from damages arising from this Offer and the transactions contemplated by this Offer to Purchase, subject to certain customary exceptions.

Harbinger and certain stockholders of BridgePort have also entered into a Share Agreement (the “Share Agreement”) that provides:

•	After the Offer is consummated and in the event the Merger is consummated, certain of the former stockholders of BridgePort would purchase from Harbinger $4,000,000 in Openwave Shares at a per-share price equal to the Offer price.

•	In the event that Openwave pays a cash dividend on its common shares within 12 months of the Merger, certain former stockholders of BridgePort (who are expected to receive approximately 4,840,000 shares of Openwave in the Merger) would purchase from Harbinger Shares of Openwave for an aggregate purchase price equal to the aggregate after-tax proceeds of the dividend they receive, at a per share price equal to the then-current market price of Openwave’s common shares, determined after the payment date of any such dividend.

The foregoing summaries of the BridgePort Merger Agreement and the Share Agreement are qualified in their entirety by reference to the BridgePort Merger Agreement attached as Exhibit (d)(1) and the Share Agreement attached as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO filed by Purchaser concurrently herewith in connection with this Offer (as may be amended from time to time, the “Schedule TO”).

In addition to the foregoing, Harbinger intends to continue to review Openwave’s assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel, stock market performance, competitive outlook and other relevant factors, and to consider, what other changes would be desirable in light of the circumstances then existing. As part of such evaluations, Harbinger has and may in the future seek the views of, hold active discussions with and respond to inquiries from members of the board, officers or representatives of Openwave, other holders of Shares, and other interested persons regarding the Offer, our ownership of Shares, and Openwave’s affairs and strategic alternatives. Harbinger may from time to time develop plans, or have discussions with third parties, respecting, or propose changes in, the management, composition of the board, policies, operations, capital structure or business of the Company.

Payment of Special Dividend.  According to Openwave’s annual report on Form 10-K, as amended by the Form 10-K Amendment filed on May 11, 2007, for the fiscal year ended June 30, 2006, Openwave has not paid any dividends, currently intends to retain future earnings for reinvestment in its business or the repurchase of outstanding Shares, and does not anticipate paying cash dividends in the foreseeable future. Based on Openwave’s public filings, we believe that Openwave has approximately $220 million in cash, cash equivalents, short and long-term investments, net of approximately $150 million in outstanding convertible notes. This amount could be used to pay a dividend to Openwave’s stockholders. If Purchaser acquires control of Openwave, we intend to recommend to the new Board that, subject to its fiduciary duties, applicable law and the Company’s contractual obligations, it cause Openwave to pay an initial special dividend of up to $150,000,000 to all Openwave stockholders. In addition, we believe the product portfolio rationalization for possible divestiture of non-core assets provides an opportunity for a subsequent dividend. However, Purchaser and Harbinger reserve their right to reconsider and re-evaluate such action from time to time depending on the facts, circumstances and financial condition of Openwave at such time.

3.	Procedures for Tendering Shares

Valid Tender.  For an Openwave stockholder to validly tender Shares into the Offer, prior to the Expiration Time (a) the certificate(s) representing tendered Shares, together with a properly completed and duly executed Letter of Transmittal, any required signature guarantees and any other required documents, must be received by the Depositary prior to the Expiration Time at the address set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer”, either (i) a properly completed and duly executed Letter of Transmittal and any required signature guarantees or (ii) an Agent’s Message (as defined below) and any other required documents, must be received by the Depositary at the address set forth on the back cover page of this Offer to Purchase, and such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) received by the Depositary; or (c) the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption “Guaranteed Delivery”.

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at DTC (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of DTC’s system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a valid tender of Shares by book entry requires that the properly completed and duly executed the Letter of Transmittal (with any required signature guarantees), or an Agent’s Message, together with any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC in accordance with the procedures described above is referred to herein as a “Book-Entry Confirmation”. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Signature Guarantees.  No signature guarantee is required on a Letter of Transmittal if (a) such Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution”). In all other cases, all signatures on any Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificate(s) representing tendered Shares are registered in the name of a person other than the signer of the Letter of Transmittal accompanying such certificate(s), or if payment is to be made or certificate(s) for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificate(s)

surrendered, the tendered certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificate(s), with the signatures on the certificate(s) or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery.  If an Openwave stockholder desires to tender Shares pursuant to the Offer notwithstanding such stockholder’s certificate(s) for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, such stockholder may still tender their Shares into the Offer if all of the following conditions are met (as used herein, a “trading day” means any day on which Nasdaq is open for business):

(a) such tender is made by or through an Eligible Institution;

(b) a properly completed and duly executed Notice of Guaranteed Delivery is received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Time; and

(c) either (i) the certificate(s) representing the tendered Shares, together with a properly completed and duly executed Letter of Transmittal (including any required signature guarantees) and any other required documents are received by the Depositary at the address set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer, either a properly completed and duly executed Letter of Transmittal (including any required signature guarantees) or an Agent’s Message, together with any other required documents, are received by the Depository at the address set forth on the back cover page of this Offer to Purchase and such Shares are delivered pursuant to the book-entry transfer procedures described above under “Book-Entry Transfer” and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Other Requirements.  Notwithstanding any provision of this Offer to Purchase, payment for Shares tendered pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (a) certificate(s) representing (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a properly completed and duly executed Letter of Transmittal (including any required signature guarantees) or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (c) any other documents required by the Letter of Transmittal. Accordingly, Openwave stockholders who tender Shares into the Offer may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to the tendered Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

Grant of Proxy.  By executing a Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the tendered Shares are accepted for payment by Purchaser. All such proxies will be considered to be coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of Openwave’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Harbinger, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders of Shares or will be subject to any liability for any failure or alleged to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

Backup Withholding.  In order to avoid “backup withholding” of U.S. Federal income tax on payments of cash pursuant to the Offer, an Openwave stockholder tendering Shares into the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 (a form of which is enclosed with this Offer to Purchase)(the “Substitute Form W-9”) and certify under penalties of perjury that such TIN is correct, that such stockholder is not subject to backup withholding, and that such stockholder is a U.S. person (including a U.S. resident alien). If a stockholder does not provide their correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder, and the payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 28%. All stockholders tendering Shares into the Offer should complete and sign the main signature form and the Substitute Form W-9 to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and the appropriate Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Time unless and until they have been accepted for payment and paid for by Purchaser pursuant to the Offer, and, unless therefore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, July 20, 2007.

For a withdrawal of tendered Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 3 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn

Shares and otherwise comply with the DTC’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding. None of Purchaser, Harbinger, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for any failure or alleged failure to give any such notification.

5.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, promptly after the Expiration Time, accept for payment and will pay for all Shares (up to a total of 40,389,560 Shares) validly tendered and not properly withdrawn prior to the Expiration Time in accordance with Section 4 of this Offer to Purchase.

In all cases, payment for Shares accepted by Purchaser pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificate(s) representing such Shares, together with a properly completed and duly executed Letter of Transmittal (including any required signature guarantees) or (b) in the case of a book-entry transfer, a Book-Entry Confirmation and either a properly completed and duly executed Letter of Transmittal (including any required signature guarantees) or an Agent’s Message, together with any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when the certificate(s) or Book-Entry Confirmations for such Shares are actually received by the Depositary.

The per-Share consideration paid to any Openwave stockholder pursuant to the Offer will be the highest per-Share consideration paid to any other Openwave stockholder pursuant to the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn, as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for such Shares with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

If Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act which relates to a bidder’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of such bidder’s offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that a stockholder who tendered such Shares is entitled to do so as described in Section 4 of this Offer to Purchase.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates representing such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the book-entry transfer procedures described in Section 3 of this Offer to Purchase, such Shares will be credited to an account maintained at DTC), promptly after the Expiration Time.

6.	Certain United States Federal Income Tax Consequences

This Section 6 summarizes certain United States Federal income tax consequences of the Offer to Openwave stockholders whose Shares are tendered and accepted for payment pursuant to the Offer. This disclosure is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this Offer to Purchase, all of which may change, possibly with retroactive effect. This disclosure is for general information only and does not purport to address all of the tax consequences that may be relevant to any particular stockholder in light of their personal circumstances. This disclosure applies only to stockholders who hold their Shares as capital assets and may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, brokers, dealers or traders in securities or commodities, partnerships or other entities treated as partnerships or flow-through entities for U.S. Federal income tax purposes, persons who are subject to alternative minimum tax, persons that have a functional currency other than the U.S. dollar, life insurance companies, tax-exempt organizations and financial institutions. This disclosure also may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS).

The receipt of cash pursuant to the Offer will be a taxable transaction for U.S. Federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local or foreign income tax laws.

Generally, for U.S. Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered and purchased pursuant to the Offer. If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder’s holding period for the Shares exceeds one year. In the case of a tendering stockholder who is an individual, long-term capital gains will be eligible for a maximum U.S. Federal income tax rate of 15%. The ability to use capital losses to offset ordinary income is limited.

A stockholder (other than certain exempt stockholders including, among others, corporations, individual retirement accounts and certain foreign individuals and entities) that tenders Shares may be subject to backup withholding at a rate of 28% unless the stockholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN), certifies as to no loss of exemption from backup withholding, certifies that the stockholder is a U.S. person (including a U.S. resident alien), and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See “Backup Withholding” under Section 3 of this Offer to Purchase. Each stockholder should complete and sign the enclosed Substitute Form W-9 so as to provide the information and certifications necessary to avoid backup withholding.

If backup withholding applies to an Openwave stockholder, the Depositary is required to withhold 28% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. Federal income tax liability of the person subject to the backup withholding, provided that the required information is timely given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. Federal income tax return.

7.	Price Range of the Shares

Phone.com, Inc., Openwave’s predecessor-in-interest, was incorporated in 1994 as a Delaware corporation, completed its initial public offering in June of 1999, and changed its name to “Openwave Systems Inc.” on November 17, 2000. Openwave’s Common Stock currently trades on The Nasdaq Global Select Market under the symbol “OPWV”. The following table sets forth, for each of the periods indicated, the high and low trade prices per share of Common Stock:

	HIGH	LOW

Calendar Year 2005:
Second Quarter	$18.18	$11.43
Third Quarter	19.19	16.08
Fourth Quarter	18.28	14.85
Calendar Year 2006:
First Quarter	$21.26	$17.22
Second Quarter	22.95	10.79
Third Quarter	11.72	5.91
Fourth Quarter	10.49	8.12
Calendar Year 2007
First Quarter	$9.58	$7.82
Second Quarter (through May 21, 2007)	8.72	7.15

The Poison Pill Rights currently trade together with the shares of Common Stock. On Monday, May 21, 2007, the last full trading day before commencement of the Offer, the closing trade price per share of Common Stock on Nasdaq was $8.65. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF OPENWAVE COMMON STOCK.

8.	Certain Effects of the Offer

Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, the consummation of the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer price. If the Offer is consummated, we do not expect that it would affect the listing of the Shares on Nasdaq because the Offer will leave 38% of the Shares with stockholders other than Harbinger, allowing for what we believe will be an adequate public float. We do not currently intend to recommend to the new Board that it cause Openwave to terminate its listing on Nasdaq. However, there is a risk that the Offer, if consummated, would cause the public float for the Shares to be so small that there would be no public trading market for the Shares and may result in the Shares no longer trading on Nasdaq or any other national securities exchange or over-the-counter market.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. If the Offer is consummated, we do not expect that it would affect the registration of the Shares with the SEC. However, such registration may be terminated upon application by Openwave to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. We do not currently intend to recommend to the new Board that it cause Openwave to terminate its registration under the Exchange Act. Even if the consummation of the Offer reduces in the public float for the Shares to the point that the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly-held companies, we intend to recommend to the new Board that, subject to its fiduciary duties, it cause Openwave to continue to file the periodic reports required by Section 13(a) of the Exchange Act for a period of two years following consummation of the Offer.

Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange

Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If Openwave terminates its registration under the Exchange Act, the Shares would no longer be eligible for listing on Nasdaq or any national stock exchange. Notwithstanding the foregoing, as noted above. Harbinger intends to recommend to the new Board that, subject to its fiduciary duties, it cause Openwave continue to file the periodic reports required by Section 13(a) of the Exchange Act for a period of two years after consummation of the Offer.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for margin loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

Indebtedness of the Company.  If we become the owner of more than 50% of the outstanding Shares, including as a result of the consummation of the Offer, we may trigger “Change in Control” provisions in certain agreements to which Openwave is a party. For example, each holder of the Company’s 2.75% Convertible Subordinated Notes due 2008 (the “Convertible Notes”) would have the right to require the Company, within 75 days of after a Change in Control (as defined in the Indenture for the Convertible Notes), to repurchase the Convertible Notes held by such holder at 100% of the par value of the Convertible Notes plus accrued interest. Based on the Company’s quarterly report on Form 10-Q for the period ended December 31, 2006, there are approximately $150 million in Convertible Notes outstanding. If required, there currently is sufficient cash on the Company’s balance sheet to repay the Convertible Notes.

Employment Agreements with Openwave Executives.  In the event of a Change in Control, Openwave’s employment agreements with its Chief Executive Officer, Robert Vrij, and certain other executive officers provide that if the executive officer is terminated pursuant to an “Involuntary Termination” during the period that begins 2 months before and ends 24 months after such Change in Control, all options and restricted stock held by such executive officer would vest, and Openwave would be required to pay severance equal to 2 years’ salary plus bonus for such executive. Even though David C. Peterschmidt resigned as Openwave’s President and Chief Executive Officer effective March 22, 2007, he remains a Board member and may still be an employee of the Company as defined by his employment agreement. Based on this, Mr. Peterschmidt may still make a claim for enhanced severance payments if he claims under such agreement that his resignation from the Board or other aspects of the consummation of the Offer constitutes an “Involuntary Termination” following a “Change in Control”.

9.	Certain Information Concerning Openwave

General.  Openwave is a Delaware corporation with its principal executive offices located at 2100 Seaport Boulevard, Redwood City, California 94063. The Company’s telephone number is (650) 480-8000. The internet address of the Company is http://www.openwave.com.

The following description of Openwave and its business is qualified in its entirety by reference to Openwave’s annual report on Form 10-K, as amended by the Form 10K amendment filed on May 11, 2007, for the fiscal year ended June 30, 2006. Openwave is one of the world’s leading independent provider’s of software solutions for the communications and media industries. The Company provides customers with software and services designed to enable them to launch new revenue generating content and communications services such as messaging, location, browsing and music and entertainment content delivery rapidly. The Company’s global customer base includes over 70 of the world’s leading operators, over 50 mobile handset manufacturers and numerous broadband service providers and internet service providers.

Available Information.  The Shares are registered under the Exchange Act. Accordingly, Openwave is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Openwave’s directors and officers, their remuneration, stock options and other matters, the principal holders of Openwave’s securities and any material interest of such persons in transactions with Openwave is required to be disclosed in the Company’s proxy statements distributed to its stockholders and filed with the SEC. Such reports, proxy statements and other information is available for inspection at the public reference facility of the SEC at 100 F Street, N.E., Washington, DC 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Openwave’s filings are also available to the public on the SEC’s internet site, http://www.sec.gov.  Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

Except as otherwise set forth herein, the information concerning Openwave contained in the Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of the Purchaser, Harbinger and any of their affiliates or assigns, the Dealer Manager, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Openwave contained in such documents and records, or any failure by Openwave to disclose events which may have occurred or may affect the significance or accuracy of any such information.

10.	Certain Information Concerning Purchaser and Harbinger

Purchaser is a newly formed Delaware limited liability company and is a jointly owned subsidiary of the Master Fund and the Special Situations Fund. Purchaser was formed for the sole purpose of making the Offer and has carried on no activities other than in connection with the Offer. All equity interests in Purchaser is owned by the Master Fund and the Special Situations Fund. The principal executive office of Purchaser is located at c/o Harbinger Capital Partners Special Situations Fund, L.P., 555 Madison Avenue, 16th Floor, New York, New York 10022, and its telephone number at that address is (212) 521-6970. The principal business address of the Master Fund is at c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland. The principal business address of the Special Situations Fund is at 555 Madison Avenue, 16th Floor, New York, New York 10022.

Until immediately prior to the time that Purchaser would purchase Shares tendered into the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because Purchaser is newly formed and has minimal assets, no meaningful financial information regarding Purchaser is available.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors, members, managers and executive officers of Purchaser, the Harbinger Master Fund and the Harbinger Special Situations Fund and certain of their affiliates (as applicable) are set forth in Appendix I hereto. To the best knowledge of Harbinger, none of the persons listed in Appendix I has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth in this Offer to Purchase, during the past two years, none of Purchaser, the Harbinger Master Fund or the Harbinger Special Situations Fund, nor, to the best of their knowledge, any of the persons listed on Appendix I hereto, has had any business relationship or transaction with Openwave or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, none of Purchaser, the Harbinger Master Fund, the Harbinger Special Situations Fund, any of their directors, members, managers, executive officers or affiliates, nor any of their respective associates or majority-owned subsidiaries, beneficially owns any Openwave securities or has effected any transactions in Openwave securities during the past 60 days. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, the Harbinger Master Fund, the Harbinger Special Situations Fund or any of their subsidiaries or, to their best knowledge, any of the persons listed on Appendix I to this Offer to Purchase, on the one hand, and Openwave or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, and election of directors or a sale or other transfer of a material amount of assets.

We do not believe that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because the Offer consideration consists solely of cash. We have the financial resources necessary to complete the Offer. The Harbinger Master Fund has approximately $6.5 billion of assets under management and the Harbinger Special Situations Fund has over $1 billion of assets under management. Even if we purchase all 40,389,560 Shares that we are seeking to acquire pursuant to the Offer, the total cost would be only $335 million, which is less than 6% of the combined assets under management of the Harbinger Master Fund and the Harbinger Special Situations Fund. The Offer is not subject to any financing condition. Furthermore, our plans for creating long-term stockholder value, discussed in Section 2, do not include anything that would render our financial condition relevant to a holder of Shares in deciding whether to hold, sell or tender their Shares pursuant to the Offer, particularly in light of our substantial financial resources. Following the practice of two recent transactions, the public “stub” that would result from the consummation of the Offer and our purchase of approximately 62% of the Company thereunder, would allow existing non-tendering stockholders to participate in any future growth of the Company.

11.	Source and Amount of Funds

The total amount of funds required by Purchaser to purchase the Shares pursuant to the Offer is estimated to be approximately $335 million. The funds to be used to purchase the Shares tendered into the Offer will be provided to Purchaser by the Harbinger Master Fund and/or the Harbinger Special Situations Fund. The Harbinger Master Fund and the Harbinger Special Situations Fund are able to provide 100% of such funds from their working capital and available lines of credit, revolvers, margin borrowings and from their ability to realize cash upon the sale of liquid securities. The Offer is not conditioned upon any financing arrangements.

12.	Background of the Offer; Past Contacts and Negotiations with the Company

As of the date hereof, Harbinger and its affiliates collectively own 11,110,000 Shares. On October 5, 2006, Harbinger filed a Schedule 13-G with the SEC announcing that it held approximately 6.3 million Shares, or approximately 6.7% of the total outstanding Shares. On November 3, 2006, Harbinger filed an amended Schedule 13G disclosing that it then held slightly more than 10% of the Shares. Thereafter, as a concerned stockholder, Harbinger discussed Openwave and its general prospects with members of Openwave’s management. On November 1, the Board amended Openwave’s bylaws to reduce the number of directors from seven to six, and substantially revised (in favor of the executive officers) the “Golden Parachute” change of control severance agreement that applies to Openwave’s employment agreements with David C. Peterschmidt (who resigned as Openwave’s President and Chief Executive Officer effective March 22, 2007) and other executive officers of Openwave. Mr. Peterschmidt subsequently met with Harbinger’s representatives on November 6, 2006 in New York City after a meeting with stock analysts and told Harbinger’s representatives that he would be happy to provide them with information from other members of Openwave’s management; however, Openwave only allowed one product manager to provide information to Harbinger. On December 1, 2006, Openwave announced that its 2006 annual stockholders’ meeting would be held on January 17, 2007, and announced November 27, 2006 as the record date for voting at such meeting.

Proxy Solicitation and Vote.  On December 27, 2006, Harbinger sent written notice to Openwave’s Secretary that Harbinger was nominating James L. Zucco and Andrew J. Breen for election as directors at Openwave’s annual stockholder meeting on January 17, 2007, at which two directors would be elected. Harbinger nominated Messrs. Zucco and Breen because they are both experienced in the software and telecommunications industries, and Harbinger was confident that they would help the Board develop and implement plans to address certain issues that Openwave was, and still is, facing. On December 28, 2006, Harbinger filed preliminary proxy materials to commence a proxy solicitation to elect Messrs. Zucco and Breen to the Board, and filed its definitive proxy materials (the “Definitive Proxy”) on January 8, 2007. The Definitive Proxy set forth certain recommendations and actions that the Harbinger nominees would propose to the Board, as discussed more fully in Section 2, including (i) establishing a unified and focused vision for Openwave’s overall product offering with Openwave’s most strategic core products; (ii) phasing out non-performing product lines to reduce costs; and (iii) immediately reducing quarterly operating expenses to approximately $50 million. On December 27, 2006, to facilitate its proxy contest, Harbinger served Openwave with a demand for a list of its registered stockholders, and Openwave provided the list on January 5, 2007.

Prior to the January 17, 2007 annual meeting of Openwave’s stockholders, Openwave advised Harbinger that it was taking the position that Harbinger failed to comply with Openwave’s “advance notice” bylaws (which establish procedural requirements for nomination of directors by stockholders), and that Openwave viewed Messrs. Zucco and Breen as improperly nominated and not elect-able. The other director nominees were Mr. Peterschmidt and Gerald Held, each of whom was an incumbent and a nominee of Openwave’s management. On January 22, 2007, the votes for the director nominees were announced and, of 73,617,595 total Shares voting, Mr. Zucco received 41,603,961 votes “for” (significantly more than any other nominee), Mr. Peterschmidt received 30,171,456 votes “for”, Mr. Held received 29,312,775 votes “for”, and Mr. Breen received 20,295,508 votes “for”. Despite obtaining 56.51% of the votes cast and nearly 38% more votes than Mr. Peterschmidt, Openwave has refused to seat Mr. Zucco on the Board on the basis that Harbinger did not comply with Openwave’s advance notice bylaws.

Delaware Litigation.  On December 28, 2006, Harbinger filed a Complaint seeking injunctive and declaratory relief against Openwave in the Court of Chancery of the State of Delaware, challenging the validity and application of Openwave’s advance notice bylaws, and alleging that Openwave management deliberately selected January 17, 2007 as the date for its annual meeting in an effort to prevent stockholders from being able to nominate directors at that meeting. The complaint alleged that such action was a breach of duty and therefore may not be enforced by Openwave. The complaint also alleged that an interpretation of Openwave’s bylaws that would have the effect of preventing Harbinger’s nominations would be defective and not enforceable. On January 22, 2007, Openwave filed a complaint against Harbinger in the Court of Chancery of the State of Delaware, requesting a declaration that Harbinger failed to comply with Openwave’s advance notice bylaws and that, accordingly, Messrs. Zucco and Breen were not properly nominated or validly elected. Openwave’s complaint also sought to permanently enjoin Harbinger from taking any action to the contrary. On January 23, 2007, Harbinger filed an Amended and Supplemental Complaint requesting, among other things, (i) a final judgment seating Mr. Zucco as director; (ii) a new election among Messrs. Breen, Mr. Peterschmidt and Mr. Held for the second Board seat, on the grounds that Openwave deliberately disseminated blatant misinformation during the proxy contest; and (iii) declaring Openwave’s “advance notice” bylaws to be unenforceable as applied.

On February 9, 2007, Openwave filed its Opening Brief in Support of its Motion for Summary Judgment, and on February 24, 2007, Harbinger filed its Answering Brief in Opposition to Openwave’s Motion for Summary Judgment. On March 5, 2007, the Court of Chancery of the State of Delaware issued a Memorandum Opinion and Order denying Openwave’s motion for summary judgment and ordered the matter to proceed to trial as scheduled. The trial for this lawsuit began on March 12, 2007, and on March 23 each of Openwave and Harbinger filed their respective Post-Trial Briefs. On May 18, 2007, Delaware Vice Chancellor Stephen P. Lamb ruled in favor of Openwave’s challenge to the timeliness of Harbinger’s nominations of James L. Zucco and Andrew Breen to the board of Openwave because the candidates’ nominations did not meet the company’s deadline. Harbinger plans to appeal the ruling. As a result, despite receiving over 56% of the vote, far greater than the 40% received by then-CEO David C. Peterschmidt, or incumbent director Gerald Held’s 40%, Zucco will not be permitted to take his seat on the board.

Acquisition Negotiations.  During the week of March 5, 2007, following the Delaware court’s denial of Openwave’s motion for summary judgment, Harbinger and Openwave attempted to engage in negotiations in an attempt to settle the Delaware litigation described above. The negotiations were to involve the possible acquisition of Openwave by Harbinger, subject to the execution of a mutually acceptable non-disclosure agreement. However, the negotiations did not advance meaningfully, because the parties could not reach an agreement on certain key terms of the non-disclosure agreement. On March 23, 2007, Openwave publicly announced that it was exploring strategic alternatives, including a possible sale, so Harbinger renewed its negotiations with Openwave in an attempt to enter into a non-disclosure agreement that would allow it to participate in the process. Harbinger’s negotiations with Openwave stalled again when the parties could not reach an agreement on certain key terms of the non-disclosure agreement. On April 19, 2007, Harbinger and Openwave briefly discussed the possibility of renewing negotiations on the non-disclosure agreement, but such discussions did not result in an agreement between the parties. Another unsuccessful attempt at negotiating a non-disclosure agreement was made by Harbinger on May 10, 2007 and these negotiations continued until just prior to announcement of this Offer with only three points of absolute disagreement. Finally, on May 18, and again on May 21, Harbinger asked to speak with the Chairman of Openwave’s Board to resolve the impasse. Openwave, through its advisors, refused both requests.

13.	Dividends and Distributions

See Section 2, “Purpose of the Offer; Plans for the Company” regarding our recommendations for the payment of an immediate special dividend to Openwave stockholders.

If, on or after the date of this Offer to Purchase, Openwave should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser’s rights under Section 14, “Certain Conditions of the Offer”, Purchaser, in its sole discretion, may make such adjustments to the Offer price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of this Offer to Purchase, Openwave should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on Openwave’s stock register of the Shares purchased by Purchaser pursuant to the Offer, then, without prejudice to Purchaser’s rights under Section 14, “Certain Conditions of the Offer,” (i) the purchase price per Share payable by Purchaser pursuant to the Offer shall be reduced to the extent any such dividend and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser shall be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

14.	Conditions to the Offer

The Offer and Purchaser’s obligations thereunder are subject to the following conditions having been satisfied, in the Purchaser’s reasonable discretion, or waived by Purchaser in its sole discretion, as of the Expiration Time:

(a) Minimum Condition.  There must have been validly tendered, in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Time, that 40,389,560 Shares.

(b) DGCL 203.  The Board must have taken action such that the provisions of Section 203 of the DGCL would not, following consummation of the Offer, prohibit or restrict any business combination (as defined in Section 203) involving the Company and Purchaser or any affiliate or associate of Harbinger.

(c) Poison Pill Rights Plan.  The Poison Pill Rights issued and outstanding under the Poison Pill Rights Plan must have been redeemed or otherwise terminated by the Board, or Harbinger must be satisfied in its reasonable discretion that the Poison Pill Rights are otherwise inapplicable to the Offer, Purchaser or any affiliate or associate of Harbinger.

(d) Board Resignation.  All of the members of the Board as of the date hereof must have resigned from their respective directorships, and prior to such resignation must have appointed Harbinger’s designees as their replacements.

(e) CEO Employment Agreement.  The Offer is conditioned upon the execution of the CEO Employment Agreement by Purchaser and Mike Mulica. Prior to the expiration of the Offer, we expect to finalize an employment agreement with Mr. Mulica which will be assignable to Openwave, and following consummation of the Offer Harbinger will take action to recommend to the new Board that, subject to its fiduciary duties, it appoint Mr. Mulica as the President and Chief Executive Officer of Openwave contingent upon consummation of the Merger. However, the Offer is not conditioned upon Harbinger’s successful assignment of the CEO Employment Agreement to Openwave, because whether Openwave assumes the CEO Employment Agreement following consummation of the Offer will be determined by the new Board based on a review of the agreement and the exercise of its fiduciary duties.

(f) Hart-Scott-Rodino.  A filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), must have been made in connection with the Offer, and any applicable waiting period thereunder must have expired or been terminated.

(g) Governmental Approvals.  Openwave or Purchaser shall have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which is necessary to consummate the Offer.

(h) Legal Impediments.  No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority since the date of this Offer to Purchase, which, directly or indirectly prohibits, prevents or materially delays the consummation of the Offer or imposes material limitations on Purchaser’s or Harbinger’s ability to effectively exercise full rights of ownership of the Shares, nor shall there be threatened or pending any action or proceeding before any court or other governmental authority that has a reasonable probability of success and seeks any of the foregoing results.

(i) Material Adverse Effect.  No change, effect, event, occurrence or condition shall have occurred which, in the reasonable judgment of Harbinger, has resulted in, would result in or could reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of Openwave or any of its subsidiaries, and Harbinger shall not have become aware of any fact which, in the reasonable judgment of Harbinger, has or may have material adverse significance with respect to either the value of Openwave or any of its subsidiaries or the value of Openwave’s Common Stock (including the associated Poison Pill Rights).

(j) Competing Transaction.  Openwave shall not have entered into or effectuated any agreement or transaction with any person or entity contemplating a merger, joint venture, partnership, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, business combination or similar transaction with respect to Openwave or otherwise having the effect of impairing Purchaser’s ability to acquire Openwave or otherwise diminishing the expected economic value to Purchaser or Harbinger of the acquisition of Openwave.

(k) Negotiated Termination or Acquisition.  Harbinger shall not have reached an agreement or understanding with Openwave providing for termination of the Offer or postponing the payment for the Shares thereunder, and neither Harbinger nor any affiliate of Harbinger shall have entered into a definitive agreement or announced an agreement in principle with Openwave providing for a merger or other business combination with Openwave or the purchase of stock or assets of Openwave.

(l) Certain Events.  There shall not have occurred or been threatened: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any decline in the S&P 500 Index maintained by Standard & Poor’s by an amount in excess of 10% measured from the close of business on the last trading day before commencement of the Offer, or any material adverse change in prices generally of shares on The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); (iii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Harbinger, might affect the extension of credit by banks or other lending institutions; (iv) a commencement or escalation of a war, armed hostilities or terrorist event or other national or international crisis directly or indirectly involving the United States, (v) any significant change in United States or any other currency exchange rates or any suspension of, or limitation on, the markets therefor (whether or not mandatory); or (vi) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof.

(m) Competing Tender Offer.  A tender or exchange offer for some or all of Openwave’s Shares shall not have been publicly proposed to be made or have been commenced by another person (including Openwave or any of its subsidiaries or affiliates), nor shall it have been publicly disclosed or Harbinger have otherwise learned that (i) any person, entity (including Openwave or any of its subsidiaries or affiliates) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of Openwave (including the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes or as disclosed in a Schedule 13D or 13G on file with the SEC prior to the date of this Offer, (ii) any such person, entity or group which, prior to such date, had filed such a Schedule 13D or 13G with the SEC, shall have acquired or proposed to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of Openwave (including the Shares) constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of Openwave (including the Shares) constituting 2% or more of any such class or series, (iii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer for some or all of the Shares, or (iv) any person, entity or group shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Openwave or any of its subsidiaries or any assets or securities of Openwave or any of its subsidiaries.

The Offer is not conditioned upon our obtaining financing or conducting any due diligence review. The foregoing conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part at any time and from time to time in its sole discretion. Any failure by Purchaser to exercise any of its rights with respect to the foregoing conditions shall not be deemed a waiver of such right which shall be deemed an ongoing right which may be asserted at any time and from time to time.

Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Purchaser’s obligation to pay for or return tendered Shares after the Expiration Time, Purchaser shall not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer and may delay acceptance for payment of such Shares or may terminate the Offer if any of the foregoing conditions is not satisfied or waived by Purchaser, in its sole discretion, as of the Expiration Time.

15.	Certain Legal Matters — State or Federal Takeover Laws

General; Regulatory.  Except as described herein, based on a review of publicly available filings by Openwave with the SEC and other publicly available information concerning Openwave, Harbinger is not aware of any license or regulatory permit that appears to be material to the business of Openwave and that might be adversely affected by Purchaser’s acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. In the event that such approval or other action should be required, it is presently contemplated that such approval or action would be sought except as described below. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered into the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to Openwave’s business or that certain parts of its business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Shares tendered.

State Takeover Statutes.  A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Openwave, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between the Company and Purchaser or any of Harbinger’s affiliates or associates, and Purchaser has not complied with any such laws. If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between the Company and Purchaser or any of Harbinger’s affiliates, Purchaser may take any action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, Purchaser may not, as described in Section 14, be obligated to accept for payment or pay for any tendered Shares.

Openwave is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prohibits an “interested stockholder” (which includes a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless certain conditions are met. The Offer is conditioned upon, among other things, the Company’s board having taken action such that the provisions of Section 203 of the DGCL would not, following consummation of the Offer, prohibit or restrict any business combination, as defined therein, involving the Company and Purchaser or any affiliate or associate of Harbinger. See Section 14.

Harbinger has not determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, Purchaser has not presently sought to comply with any state takeover statute or regulation. Harbinger reserves the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser may be delayed in consummating the Offer or might not, as described in Section 14, be obligated to accept for payment or pay for Shares tendered pursuant to the Offer.

Hart-Scott-Rodino.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the DOJ of the Department of Justice (the “DOJ”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements. See Section 14.

Pursuant to the requirements of the HSR Act, Purchaser intends to file a Notification and Report Form with respect to the Offer with the DOJ and the FTC on or about Tuesday, May 23, 2007. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See Section 14. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. If Purchaser’s acquisition of

Shares is delayed pursuant to a request by the DOJ or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 1.

The DOJ and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the DOJ or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Openwave or its subsidiaries. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 14 for certain conditions to the Offer, including conditions with respect to the HSR Act and certain governmental actions.

16.	Fees and Expenses

Purchaser and Harbinger have retained Thomas Weisel Partners LLC (“TWP”) as financial advisor and Dealer Manager, The Bank of New York as the Depositary and MacKenzie Partners, Inc. as the Information Agent in connection with the Offer. The financial advisor and Dealer Manager, the Depositary and the Information Agent each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

TWP is a nationally recognized full service investment bank and a registered broker dealer. In the ordinary course of business, TWP may trade in the securities of the Company for its own account or for the accounts of its customers and accordingly, may from time to time hold a long or short position in such securities.

Neither Purchaser nor Harbinger will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.	Appraisal Rights

No appraisal rights are available in connection with the Offer.

18.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Purchaser nor Harbinger is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Purchaser or Harbinger becomes aware of any state law that would limit the class of offerees in the Offer, Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR HARBINGER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

Purchaser and Harbinger have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, and are furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities at the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549. The SEC maintains a site on the World Wide Web, and the Schedule TO filed by the Purchaser and Harbinger may be accessed at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC’s customary fees, from the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549.

APPENDIX I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, THE HARBINGER MASTER FUND, THE HARBINGER SPECIAL SITUATIONS FUND AND CERTAIN AFFILIATES

The name and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers and control persons of Purchaser are set forth below. The Harbinger Master Fund owns a 66.67% equity interest in Purchaser, and the Harbinger Special Situations Fund owns a 33.33% equity interest in Purchaser. The general partner of the Harbinger Special Situations Fund is Harbinger Capital Partners Special Situations GP, LLC (“Special Fund GP”), whose sole managing member is HMC — New York, Inc., a wholly-owned subsidiary of Harbert Management Corporation (“HMC”). The investment manager of the Harbinger Master Fund is Harbinger Capital Partners Offshore Manager, LLC (“Offshore Manager”), an affiliate of HMC. Except as otherwise indicated, each person listed below is a citizen of the United States and their business address is c/o Harbinger Capital Partners Special Situations Fund, L.P., 555 Madison Avenue, 16th Floor, New York, NY 10022.

Philip A. Falcone is a Director and President of Purchaser and is employed as Vice President & Senior Managing Director, Distressed/Event — Special Situations of HMC — New York, Inc. a position he has held since prior to May 2002. Mr. Falcone serves in similar capacities at HMC, Special Fund GP and Offshore Manager, and is also a Director of HMC.

Howard P. Kagan is Vice President, Secretary and Treasurer of Purchaser and is employed as Vice President & Managing Director, Distressed/Event — Special Situations of HMC — New York, Inc. Mr. Kagan joined the Harbinger Capital Partners investment team in November 2004 as a Vice President and Director of Investments and was promoted to Managing Director at the end of 2005. From May 2002 (and prior to such time) until he joined Harbinger Capital Partners, Mr. Kagan was an independent analyst providing valuation, financial advisory services and transaction origination for various hedge funds, institutional investors, family offices and private equity firms.

Lawrence M. Clark, Jr. is Vice President & Managing Director, Distressed/Event — Special Situations of HMC — New York, Inc. Mr. Clark joined the Harbinger Capital Partners investment team in October 2002 as a Vice President and Director of Investments and was promoted to Managing Director at the end of 2005. From May 2002 (and prior to such time) until he joined Harbinger Capital Partners, Mr. Clark was a Distressed Debt and Special Situations Research Analyst at Satellite Asset Management, L.P., a special situations and risk arbitrage hedge fund manager.

William R. Lucas, Jr. is a Director of the Harbinger Master Fund and is employed as Executive Vice President, General Counsel and Secretary of HMC and serves in similar capacities at many of HMC’s affiliates, including HMC — New York, Inc., Special Fund GP and Offshore Manager. Mr. Lucas is also a Director of HMC and HMC — New York, Inc. Mr. Lucas joined HMC in December of 2003, became Senior Vice President and General Counsel on January 1, 2006 and was appointed to his current position and elected as a director effective January 1, 2007. He is also a member of several investment committees of HMC. From May 2002 (and prior to such time) until he joined HMC, Mr. Lucas served as Executive Vice President and General Counsel for both a publicly traded (NYSE) company and a private investment company.

Martin Byrne, B.Sc. (Hons), ACIS, TEP is a Director of the Harbinger Master Fund and is employed as a Trust and Company Manager for IMS, a firm engaged in the management of offshore corporations, a position he has held since prior to 2002. Mr. Byrne is a resident of the Cayman Islands and an Irish citizen.

Ian Goodall, M.A. (Hons), C.A. is a Director of the Harbinger Master Fund. Mr. Goodall is employed as a Senior Company Manager for IMS, a firm engaged in the management of offshore corporations, a position he has held since prior to 2002. Mr. Goodall is a resident of the Cayman Islands, a citizen of the United Kingdom.

Raymond J. Harbert is the Chief Executive Officer of HMC, a position he has held since prior to 2002, and serves in a similar capacity at many of HMC’s affiliates including HMC — New York, Inc., Special Fund GP and Offshore Manager. Mr. Harbert is also the Chairman of the Board of Directors of HMC and HMC — New York, Inc. Mr. Harbert began his career with Harbert Corporation, where he held various positions. In 1990, Mr. Harbert was elected President and Chief Executive Officer of Harbert Corporation. Mr. Harbert serves as a Trustee for the

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Alabama Trust Fund and the Robert Meyer Foundation. He also serves on the Board of Directors and Executive Committee for the Greater Alabama Boy Scouts Council, the Board of Directors and Executive Committee of the Children’s Hospital of Alabama, the Board of Directors of the Alabama Symphony Orchestra. Mr. Harbert is a member of the President’s Advisory Board of the University of Alabama at Birmingham.

Michael D. Luce is President, Chief Operating Officer and a Director of HMC, a position he has held since prior to 2002, and serves in similar capacities at many of HMC’s affiliates including HMC — New York, Inc., Special Fund GP and Offshore Manager. Mr. Luce is also a Director of HMC and HMC — New York, Inc. Before joining HMC, Mr. Luce worked at Bear Stearns & Company, where he served as a member of the Commitment Committee, Chairman of the Equity Committee and Senior Managing Director in the New York office.

David A. Boutwell is the Chief Administrative Officer and Executive Vice President of HMC, a position he has held since prior to 2002, and serves in similar capacities at many of HMC’s affiliates including HMC — New York, Inc., Special Fund GP and Offshore Manager. Mr. Boutwell is also a Director of HMC.

Charles D. Miller is Executive Vice President & Chief Financial Officer of HMC, a position he has held since prior to 2002, and serves in similar capacities at many of HMC’s affiliates including HMC — New York, Inc., Special Fund GP and Offshore Manager. Mr. Miller is also a Director of HMC.

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The Letter of Transmittal, certificates for Shares (including separate certificates for the Poison Pill Rights, if applicable) and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

The Bank of New York

By Mail:	By Overnight Courier:	By Hand:

The Bank of New York Reorganization Services P.O. Box 859208 Braintree, MA 02185-9208	The Bank of New York Reorganization Services 161 Bay State Drive Braintree, MA 02184	The Bank of New York Reorganization Services 101 Barclay Street 1-E Receive and Deliver Window New York, NY 10286

By Facsimile Transmission:
(for eligible institutions only):
781-930-4939

To Confirm Facsimile Only:
781-930-4900

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or Dealer Manager at their respective addresses set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or Dealer Manager. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll Free (800) 322-2885
E-mail: tenderoffer@mackenziepartners.com

The Dealer-Manager for the Offer is:

Thomas Weisel Partners LLC
390 Park Avenue
New York, NY 10022
(212) 271-3593